Exhibit 5.1

[McDermott Will & Emery Letterhead]

July 9, 2012

Actuant Corporation

N86 W12500 Westbrook Crossing

Menomonee Falls, Wisconsin 53051

Re:	Registration Statement on Form S-4 Relating to $300,000,000 Aggregate Principal Amount of 5.625% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special counsel to Actuant Corporation, a Wisconsin corporation (the “Company”), and certain of the Company’s subsidiaries that are signatories to the Indenture (together, the “Guarantors”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-4 (the “Registration Statement”) that includes a form of prospectus (the “Prospectus”) relating to the proposed exchange by the Company of $300,000,000 aggregate principal amount of its 5.625% Senior Notes due 2022, which are to be registered under the Act (the “New Notes”), for a like amount of its outstanding, unregistered 5.625% Senior Notes due 2022 issued on April 16, 2012 (the “Old Notes”). The New Notes will be guaranteed as to the payment of principal and interest thereon (such guarantees, the “Guarantees” and, collectively, with the New Notes, the “Securities”) by the Guarantors. The Securities will be issued pursuant to an indenture, dated as of April 16, 2012 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

In rendering the opinions set forth herein, we have examined and relied upon originals or copies of the following: (i) the Registration Statement; (ii) the Indenture; (iii) the form of the Notional Guarantee with respect to the New Notes; (iv) the form of the New Note; and (v) resolutions relating to the authorization and issuance of the Securities and the registration of the Securities with the Commission on the Registration Statement adopted by the Board of Directors of the Company and by the Board of Directors (or other governing body) of each of the Guarantors on April 2, 2012.

We have also examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantors and such agreements, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate and other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantors and public officials.

Members of our firm are admitted to the Bar of the State of New York and the State of Texas. We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the laws of the State of Texas, (iii) the Delaware General Corporation Law and the Delaware Limited Liability Company Act, and (iv) the federal laws of the United States of America.

In rendering our opinions below, we have assumed that: (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the Indenture; (v) the New Notes will be duly authenticated by the Trustee in the manner provided in the Indenture; (vi) the Company is validly existing and has necessary power and authority with respect to, and has duly authorized, the Indenture and the New Notes; (vii) Applied Power Investments II, Inc., a Nevada corporation, is validly existing, and has necessary power and authority with respect to, and has duly authorized, the Indenture and the Guarantee; and (viii) Engineered Solutions, L.P., an Indiana limited partnership, is validly existing, and has necessary power and authority with respect to, and has duly authorized, the Indenture and the Guarantee.

You are separately receiving an opinion from (i) Quarles & Brady LLP with respect to the valid existence and power and authority of the Company and due authorization of the Indenture and the New Notes by the Company; (ii) Holland & Hart LLP with respect to the valid existence and power and authority of Applied Power Investments II, Inc. and due authorization of the Indenture and the Guarantee by Applied Power Investments II, Inc.; and (iii) Williams & Associates Law Firm, PC with respect to the valid existence and power and authority of Engineered Solutions, L.P. and due authorization of the Indenture and the Guarantee by Engineered Solutions, L.P.

The opinions set forth herein are subject in each case to the following qualifications, limitations and exceptions: (i) enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law; and (ii) we express no opinion as to the effect of any federal or state laws regarding fraudulent conveyances or transfers.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(i) When duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Old Notes pursuant to the exchange offer described in the Registration Statement, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(ii) When the Guarantees have been duly executed by each Guarantor and the New Notes have been authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Old Notes pursuant to the exchange offer described in the Registration Statement, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Very truly yours,

/s/ McDermott Will & Emery LLP